LOAN AGREEMENT

      This Agreement is entered into by and between Excalibur International Marine Corporation（華達國際海運股份有限公司）, a Taiwan corporation ("Borrower") and EFT Biotech Holdings Inc., a company incorporated under the laws of Nevada USA ("Lender").

      Borrower has applied to Lender for a loan in the amount of USD Five Hundred Thousand (USD500,000). In consideration of Lender making said loan the Borrower hereby warrants and agrees as follows:

       1. THE LOAN. This loan shall be repaid in accordance with the terms of this Agreement. The purpose of this loan is for the short term capital need of the Borrower as approved by the Board of the Borrower.

       2. BUSINESS ORGANIZATION. Borrower is a Corporation incorporated under the laws of Taiwan. The primary business operation of Borrower is sea carriage of passengers and cargo. Borrower's form of organization and primary business operation shall remain the same during the term of this Agreement.

       3. COLLATERAL/SHIP MORTGAGE. As security for the loan the Borrower will provide the Vessel as collateral under duly executed security documents and agrees to be bound by the terms contained therein. Borrower shall register the ship mortgage with the port authorities of Taichung immediately following the registration of the ownership of the Vessel by the Borrower at Borrower’s expense.

       4. TERM OF LOAN. The term of the Loan is 30 days and Borrower guarantees and ensures that Borrower will repay the Loan to Lender by the end of the term of this Agreement.

       5. INTEREST. The interest of this loan is 3% per month. The interest shall be paid by the Borrower to the Lender or any third party designated by the Lender.

IN WITNESS WHEREOF, this Agreement is executed this 24th day of November, 2008.

BORROWER

Excalibur International Marine Corporation（華達國際海運股份有限公司）

By:	/s/ Jen-Ho Chiao Jen-Ho Chiao, Chairman

LENDER

EFT Biotech Holdings Inc.,

By:	/s/ Jack Qin Jack Qin, President and CEO